Exhibit 10.1

LONG-TERM INCENTIVE CASH AWARD AGREEMENT

AMENDED AND RESTATED

PIONEER DRILLING COMPANY

2007 INCENTIVE PLAN

THIS LONG-TERM INCENTIVE CASH AWARD AGREEMENT (this “Agreement”) is made as of                     , by and between Pioneer Drilling Company (the “Company”) and                                      (the “Employee”) pursuant to the Amended and Restated Pioneer Drilling Company 2007 Long-Term Incentive Plan (the “Plan”), as amended. Certain capitalized terms used in this Agreement are defined in Section 6.

1.	Long-Term Incentive Cash Award. Subject to the vesting and other terms and conditions set forth in this Agreement and Exhibit A attached hereto and made a part hereof, the Company hereby grants to the Employee a cash award (the “Award”) consisting of (a) a time-vested, long-term cash incentive award (the “Time-Vested Award”) and (b) a performance-based, long-term cash incentive award (the “Performance-Based Award”), each in the amount set forth on Exhibit A.

2.	Provisions of the Plan Control. The Award is made pursuant to the Plan and is subject to the terms and provisions of the Plan and this Agreement. The terms and provisions of the Plan are incorporated into this Agreement and will govern to the extent that the terms and provisions in this Agreement conflict with the terms and provisions of the Plan. The Employee acknowledges receipt of a copy of the Plan prior to executing this Agreement.

3.	Time-Vested Award.

(a) Vesting. Subject to the further provisions of this Agreement and, except as indicated in Section 3(c), provided the Employee remains continuously employed by the Company or a subsidiary of the Company through the applicable dates indicated below, the Employee’s right to receive payment of the Time-Vested Award will vest (if at all) with respect to:

(i) 50% of the Time-Vested Award on                      (the “Initial Vesting Date”); and

(ii) the balance of the Time-Vested Award on                      (the “Final Vesting Date”).

(b) Accelerated Vesting upon Change in Control. If either (i) the Employee remains continuously employed by the Company or a subsidiary of the Company through the date on which any Change in Control occurs or (ii) the Employee’s employment or other service with the Company and its subsidiaries is involuntarily terminated without Cause on or after the thirtieth (30th) day prior to the date on which any Change in Control occurs, then, in either such case, the Employee’s right to receive payment of the Time-Vested Award (to the extent not previously vested) will become vested in full immediately prior to the consummation of such Change in Control.

(c) Payment Schedule. Payment of the vested portion of the Time-Vested Award, if any, will be made to the Employee (or, in the event of the Employee’s death, to the person(s) indicated in Section 11), on the earlier to occur of (i) the consummation of a Change in Control and (ii) the Initial Vesting Date or the Final Vesting.

(d) Termination of Employment or Service.

(i) If the Employee’s employment or other service with the Company and its subsidiaries is involuntarily terminated without Cause prior to the Initial Vesting Date, the Employee will be entitled to receive the Pro-Rata Portion of the Time-Vested Award. Fifty percent (50%) of such Pro-Rata Portion of the Time-Vested Award will be paid out on the Initial Vesting Date and the remaining fifty percent (50%) of such Pro-Rata Portion of the Time-Vested Award will be paid out on the Final Vesting Date; provided, however, that any unpaid portion of such Pro-Rata Portion of the Time-Vested Award shall be paid upon the consummation of a Change in Control.

(ii) If the Employee’s employment or other service with the Company and its subsidiaries is involuntarily terminated without Cause on or after the Initial Vesting Date and prior to the Final Vesting Date, the Employee will be entitled to receive the full amount of the remaining Time-Vested Award as if the Employee’s employment had not terminated prior to the Final Vesting Date, with such amount being paid out on the Final Vesting Date; provided, however, that any unpaid portion of such Time-Vested Award shall be paid upon the consummation of a Change in Control.

(iii) If the Employee’s employment or other service with the Company and its subsidiaries is terminated prior to the Final Vesting Date as a result of the Employee’s death or Disability, the Employee will be entitled to receive the full amount of the Time-Vested Award as if the Employee’s employment had not terminated prior to the Final Vesting Date, with such amount being paid out according to the payment schedule set forth in Section 3(c) as if the Employee’s employment had not terminated prior to the Final Vesting Date.

(iv) If the Employee’s employment or other service with the Company and its subsidiaries is terminated for any reason or in any circumstances other than (A) involuntary termination without Cause or (B) the Employee’s death or Disability, the Employee’s right to receive payment of the Time-Vested Award, to the extent not previously vested or terminated, will thereupon terminate and be canceled. If any Time-Vested Award amounts are canceled, the Company will not be obligated to pay the Employee any consideration whatsoever for the canceled Time-Vested Award amounts.

4.	Performance-Based Award.

(a) Performance Goals. The Committee will establish one or more objective performance goals (the “Performance Goals”) for the Employee for the performance period beginning January 1,                  and ending December 31,                  (the “Performance Period”), in accordance with Section 8(a)(v) of the Plan. The Performance Goals for the Performance Period are indicated on Exhibit A hereto. The Company and the Employee acknowledge that the operating results of the Company and its subsidiaries during the Performance Period are substantially uncertain and, accordingly, it is substantially uncertain whether the Performance Goals will be achieved during the Performance Period.

(b) Determination of the Performance-Based Award Amount. In accordance with the Performance Goals described on Exhibit A hereto and related criteria and methodology established by the Committee, within a reasonable period of time following the end of the Performance Period, the Committee will determine whether, and the extent to which, the Performance Goals have been achieved, and, if so achieved, authorize the payment of the Performance-Based Award Amount (as defined below) to the Employee, subject to the vesting of the Performance-Based Award Amount in accordance with Section 4(d) and Section 4(e). The “Performance-Based Award Amount” will equal the dollar amount of the Performance-Based Award set forth on Exhibit A hereto multiplied by a percentage determined by the Committee (the “Performance-Based Award Percentage”) and corresponding to the achievement of the Performance Goals set forth on Exhibit A hereto. Notwithstanding the foregoing, if a Change in Control occurs during the Performance Period, the Performance-Based Award Amount will equal the maximum potential amount payable based on the achievement of Performance Goals.

(c) Adjustment of Performance Goals. In determining the Performance-Based Award Amount and the Performance-Based Award Percentage with respect to the Performance Period, the Committee may adjust the Performance Goals previously determined by the Committee to the extent permitted by Section 6 of the Plan; provided however, that any Award granted to the Employee that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee in accordance with Section 162(m) of the Code prior to the earlier to occur of (i) 90 days after the commencement of the period of service to which the Performance Goal relates and (ii) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain.

(d) Partial Vesting of the Performance-Based Award Amount. The Performance-Based Award Amount shall vest in part in accordance with the following:

(i) If the Employee’s employment or other service with the Company and its subsidiaries is involuntarily terminated without Cause on or prior to the Initial Vesting Date, the Pro Rata Portion of the Performance-Based Award Amount shall vest on the date on such involuntary termination; and

(ii) If the Employee remains continuously employed by the Company or a subsidiary of the Company through the Initial Vesting Date, fifty (50%) of the Performance-Based Award Amount shall vest on such date.

(e) Full Vesting of the Performance-Based Award Amount. The Performance-Based Award Amount, to the extent not previously vested, shall vest in full upon the first to occur of:

(i) a Change in Control, if either (A) the Employee remains continuously employed by the Company or a subsidiary of the Company through the date on which such Change in Control occurs or (B) the Employee’s employment or other service with the Company and its subsidiaries is involuntarily terminated without Cause on or after the thirtieth (30th) day prior to the date on which such Change in Control occurs;

(ii) the termination of the Employee’s employment or other service with the Company and its subsidiaries as a result of the Employee’s death or Disability;

(iii) the involuntary termination without Cause of the Employee’s employment or other service with the Company and its subsidiaries after the Initial Vesting Date; or

(iv) the Final Vesting Date, if the Employee remains continuously employed by the Company or a subsidiary of the Company through such date.

(f) Unvested Performance-Based Award Amount. Any portion of the Performance-Based Award Amount that does not vest, and is incapable of vesting in accordance with Section 4(d) and Section 4(e), will immediately terminate and be canceled. If any portion of the Performance-Based Award Amount is canceled, the Company will not be obligated to pay the Employee any consideration whatsoever for the portion of the Performance-Based Award Amounts so canceled.

(g) Payment of Vested Performance-Based Award Amount.

(i) The Pro Rata Portion of the Performance-Based Award Amount that vests pursuant to Section 4(d)(i), if any, shall be paid in two equal installments on each of the Initial Vesting Date and the Final Vesting Date.

(ii) The fifty percent (50%) of the Performance-Based Award Amount that vests pursuant to Section 4(d)(ii), if any, shall be paid in a single installment on the Initial Vesting Date.

(iii) The portion of the Performance-Based Award Amount that vests in connection with a Change in Control pursuant to Section 4(e)(i) or that has vested but remains unpaid, if any, shall be paid in a single installment simultaneously with the consummation of such Change in Control.

(iv) The portion of the Performance-Based Award Amount that vests pursuant to Section 4(e)(ii) or Section 4(e)(iii), if any, shall be paid (A) in two equal installments on each of the Initial Vesting Date and the Final Vesting Date if no payment pursuant to Section 4(g)(ii) has previously been made or (B) in a single installment on the Final Vesting Date if a payment pursuant to Section 4(g)(ii) has previously been made.

(v) The fifty percent (50%) of the Performance-Based Award Amount that vests pursuant to Section 4(e)(iv), if any, shall be paid in a single installment on the Final Vesting Date.

Notwithstanding the foregoing, if the Committee has not determined the Performance-Based Award Amount on or prior to a payment date, payment of the applicable portion of the Performance-Based Award Amount will be made within 30 days following the determination of the Performance-Based Award Amount by the Committee. Each payment of the Performance-Based Award Amount to be made in accordance with this Agreement will be made to the Employee or, in the event of the Employee’s death, to the person(s) indicated in Section 11.

5.	Optional Payment of the Award in Common Stock. Notwithstanding anything to the contrary contained herein, in the sole and absolute discretion of the Committee and without the consent of the Employee, up to 50% of any Award payment pursuant to this Agreement may be paid in shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”) having a Fair Market Value (as defined in the Plan) equal to the portion of the Award payment to be paid in Common Stock. Any portion of an Award payment not paid in shares of Common Stock will be paid in cash.

6.	Certain Definitions.

(a) The term “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b) The term “Associate” means, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization or other entity (other than the Company or any of its Affiliates) of which that Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the beneficial owner of 10% or more of any class of its equity securities, (b) any trust or other estate in which that Person has a substantial beneficial interest or for or of which that Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of that Person, or any relative of that spouse, who has the same home as that Person.

(c) The term “Board” means the Company’s Board of Directors.

(d) The term “Cause” means, with reference to the Employee, (A) the commission by the Employee of (1) any felony or (2) any other crime or offense involving moral turpitude or dishonesty or involving money or other property of the Company or any Affiliate of the Company; (B) the Employee’s participation in a fraud or act of dishonesty against the Company or any Affiliate of the Company; (C) the Employee’s willful breach of the policies of the Company or of any Affiliate of the Company; (D) the Employee’s intentional damage to the property of the Company or of any Affiliate of the Company; (E) any material breach by the Employee of any agreement between the Employee and the Company or any Affiliate of the Company; (F) any unauthorized use or disclosure by the Employee of confidential information or trade secrets of the Company or its Affiliates; (G) the Employee’s refusal or willful failure to substantially perform his or her employment duties; (H) the Employee’s receipt of any bribe or kickback in connection with the Company’s or its Affiliates’ business; or (I) the Employee’s willful engagement in material misconduct that results in damage to the Company or to its Affiliates or results in adverse publicity, public contempt or public ridicule of the Employee or the Company or its Affiliates. The determination by the Board or the Committee as to whether Cause exists shall be final, conclusive and binding on the Employee.

(e) The term “Change in Control” means the occurrence of any of the following after the date of this Agreement:

(i) any Person (other than an Exempt Person) is or becomes the beneficial owner of Voting Stock (not including any securities acquired directly from the Company after the date the Plan first became effective) representing 40% or more of the combined voting power of the Voting Stock then outstanding; provided, however, that a Change in Control will not be deemed to occur under this clause (a) if a Person becomes the beneficial owner of Voting Stock representing 40% or more of the combined voting power of the Voting Stock then outstanding solely as a result of a reduction in the number of shares of Voting Stock outstanding which results from the Company’s repurchase of Voting Stock, unless and until such time as that Person or any Affiliate or Associate of that Person purchases or otherwise becomes the beneficial owner of additional shares of Voting Stock constituting 1% or more of the combined voting power of the Voting Stock then outstanding, or any other Person (or Persons) who is (or collectively are) the beneficial owner of shares of Voting Stock constituting 1% or more of the combined voting power of the Voting Stock then outstanding becomes an Affiliate or Associate of that Person, unless, in either such case, that Person, together with all its Affiliates and Associates, is not then the beneficial owner of Voting Stock representing 40% or more of the Voting Stock then outstanding; or

(ii) the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Company’s Board: (1) individuals who on the date the Plan first became effective constitute the Board; and (2) any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a majority vote of the Directors then still in office who either were Directors on the date the Plan first became effective or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any parent or direct or indirect subsidiary of the Company with or into any other corporation, other than: (1) a merger or consolidation which results in the Voting Stock outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the Board or similar governing body of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Exempt Person) is or becomes the beneficial owner of Voting Stock (not including, for purposes of this determination, any Voting Stock acquired directly from the Company or its subsidiaries after the date the Plan first became effective other than in connection with the acquisition by the Company or one of its subsidiaries of a business) representing 40% or more of the combined voting power of the Voting Stock then outstanding; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition of all or substantially all of the Company’s assets, unless (1) the sale is to an entity of which at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the board of directors or similar governing body of such entity (“New Entity Securities”) are owned by shareholders of the Company in substantially the same proportions as their ownership of the Voting Stock immediately prior to such sale; (2) no Person other than the Company and any employee benefit plan or related trust of the Company or of such corporation then beneficially owns 40% or more of the New Entity Securities; and (3) at least a majority of the directors of such corporation were members of the incumbent Board at the time of the execution of the initial agreement or action providing for such disposition.

(f) The term “Committee” means the Compensation Committee of the Board.

(g) The term “Disability” means the absence of the Employee from the Employee’s duties with the Company or any of its Affiliates on a full-time basis for at least 180 consecutive days as a result of incapacity due to mental or physical illness or injury which is determined by the Committee in its sole discretion to be permanent.

(h) The term “Exempt Person” means: (a) the Company; (b) any Affiliate of the Company; (c) any employee benefit plan of the Company or of any Affiliate and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or any Affiliate of the Company; or (d) any corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of capital stock of the Company.

(i) The term “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(j) The term “Pro Rata Portion” means the portion of any Award determined by the equation:

(P) equals (X) times (Y) divided by (Z)

where

(P) equals the “Pro Rata Portion”;

(X) equals the amount of the applicable Award;

(Y) equals the number of days the Employee was employed beginning (and including) April 30, 2009, through the date of termination of the Employee’s employment; and

(Z) equals 730.

For illustration purposes only, if (1) an Award were $10,000 and (2) the Employee’s employment were involuntarily terminated without Cause on June 30, 2010 (545 days after January 1, 2009), the Pro Rata Portion of such Award would be approximately $7,466 ($10,000 x 545 ÷ 730 = $7,466).

(k) The term “Voting Stock” means the Common Stock and any other securities issued by the Company which entitle the holder thereof to vote generally in the election of members of the Board.

7.	Termination of the Award. Unless earlier terminated pursuant to Section 3 or Section 4, the Employee’s rights under this Agreement with respect to any portion of the Award will terminate at the time such portion of the Award is paid to the Employee or at such time that the Award is no longer eligible to become paid, as determined by the Committee.

8.	Compliance with Section 409A. Notwithstanding anything to the contrary herein, in the event the Employee is a “specified employee” for purposes of Section 409A of the Code (as determined as of the Employee’s termination of employment pursuant to policies adopted by the Board), all payments specified in this Agreement with respect to the Award will be delayed until the date six months and two days following the date of the Employee’s termination of employment.

9.	Tax Withholding. To the extent that the receipt or holding of the Award or the vesting of any Award amounts result in any federal, state or local income, social insurance, employment or other taxes for the Employee for which the Company or any of its Affiliates has a withholding obligation, the Company or any such Affiliate shall be entitled to deduct from the Award or other compensation payable to the Employee any sums required by such tax law to be withheld. The Employee hereby consents to the Company making such deductions to satisfy the tax withholding obligations of the Company or any of its Affiliates. Notwithstanding the foregoing, no amount shall be so withheld to the extent that the withholding would be treated as an acceleration of payment of deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended.

10.	No Service Rights. This Agreement is not a services or employment agreement and nothing contained in the Plan or this Agreement shall be interpreted or construed to confer upon the Employee any right with respect to the continuation of the Employee’s employment or other service with the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary of the Company at any time to terminate such relationship.

11.	Non-transferability. The Employee’s rights under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise disposed of, encumbered or transferred, except (a) to the Company or (b) upon the Employee’s death to a beneficiary designated by the Employee (subject to the terms of this Agreement and the Plan) or if no beneficiary has been duly designated or no duly designated beneficiary survives the Employee, pursuant to the Employee’s will or the laws of descent and distribution. Any attempted sale, assignment, pledge, exchange, hypothecation, disposition, encumbrance or transfer in violation of this Agreement shall be void and the Company and its Affiliates will not be bound thereby.

12.	Severability. If any portion of this Agreement is determined to be in violation of any statute or public policy, then only the portion(s) of this Agreement which have been found to violate such statute or public policy shall be deleted and all portions of this Agreement that have not been found to violate any statute or public policy will continue in full force and effect. Furthermore, it is the parties’ intent that any order that requires deletion of any portion of this Agreement should modify the deleted portion of the Agreement as narrowly as possible to give as much effect as possible to the intentions of the parties hereto.

13.	Limitation of Liability. Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Agreement, the Award or the Plan.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law provisions.

15.	Amendment and Waiver. Except as otherwise provided in this Agreement or the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Employee. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or of any breach of any term or condition, contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other term or condition, or a waiver of any breach of any other term or condition.

16.	Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including any successor to the Company as the result of a direct or indirect purchase, merger, consolidation or similar transaction involving all or substantially all of the Company’s business or assets. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Long-Term Incentive Cash Award Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all effective as of the date first above written.

PIONEER DRILLING COMPANY:

By:
Name:
Title:

EMPLOYEE:

Name:

Address:

Facsimile No.:

Signature Page to Long-Term Incentive Cash Award Agreement